UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 20, 2026

BIOMERICA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37863	95-2645573
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

17571 Von Karman Avenue, Irvine, California	92614
(Address of Principal Executive Offices)	(Zip Code)

(949) 645-2111

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.08 per share	BMRA	Nasdaq Stock Market, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Private Placement

On August 20, 2026, Biomerica, Inc., a Delaware corporation (the “Company”), entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain institutional and individual investors identified on the signature pages thereto, which included among others B. Riley Principal Capital, LLC and certain members of the Company’s Board of Directors and executive officers (collectively, the “Purchasers”), pursuant to which the Company agreed to issue and sell an aggregate of 1,393,705 shares of the Company’s common stock, par value $0.08 per share (the “Shares”), at a purchase price of $1.60 per Share, for aggregate gross proceeds of approximately $2.23 million (the “Private Placement”).

The closing of the Private Placement occurred on August 26, 2026 (the “Closing Date”).

The Purchase Agreement also provides that, for so long as the “B. Riley Purchasers,” as defined therein, beneficially owns, in the aggregate, securities representing at least 10% of the voting power of the Company’s outstanding common stock, B. Riley Principal Capital, LLC, one of the B. Riley Purchasers, will have the right, subject to the applicable rules of the Nasdaq Stock Market LLC, to designate one representative for election or appointment to the Company’s Board of Directors. The Purchase Agreement also provides for certain related governance rights.

In connection with the Private Placement, the Company’s directors and certain executive officers are required to enter into lock-up agreements restricting, subject to the terms and exceptions set forth therein, certain transfers of Company securities for a period of 180 days following the Closing.

The Purchase Agreement contains customary representations, warranties, covenants and closing conditions.

Registration Rights Agreement

In connection with the Private Placement, on August 20, 2026, the Company entered into a Registration Rights Agreement with the Purchasers (the “Registration Rights Agreement”), pursuant to which the Company agreed to file with the Securities and Exchange Commission (the “SEC”) a registration statement to register and provide for the resale of the Shares and to use commercially reasonable efforts to cause such registration statement to become effective and remain effective for the periods specified therein. The Company is required to file such registration statement within 30 calendar days of the Closing Date and to use its commercially reasonable efforts to have such registration statement declared effective within 30 calendar days of the closing date (or 60 calendar days in the event of a “full review” by the SEC). If the Company fails to satisfy certain filing or effectiveness obligations under the Registration Rights Agreement, the Company is obligated to pay the Purchasers liquidated damages equal to 1.0% of the aggregate purchase price paid by such Purchaser, subject to a maximum aggregate cap of 5.0% of such Purchaser’s subscription amount.

The Registration Rights Agreement also contains customary registration procedures, indemnification provisions and provisions for partial liquidated damages upon the occurrence of certain specified registration failures.

The foregoing descriptions of the Purchase Agreement and the Registration Rights Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the Purchase Agreement and the Registration Rights Agreement, which are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

The Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and are being offered and sold in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder.

This Current Report on Form 8-K does not constitute an offer to sell or a solicitation of an offer to buy the Shares, nor shall there be any sale of the Shares in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description
10.1	Securities Purchase Agreement, dated August 20, 2026, by and among Biomerica, Inc. and certain purchasers

10.2	Registration Rights Agreement, dated August 20, 2026, by and among Biomerica, Inc. and certain purchasers

104	Cover Page Interactive Data File (embedded within the XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOMERICA, INC.

Date: August 26, 2026	By:	/s/ Zackary S. Irani
Zackary S. Irani
Chief Executive Officer